UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    September 13, 2010

O.I. CORPORATION
(Exact Name of Registrant as Specified in Charter)

Oklahoma	000-6511	73-0728053
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

151 Graham Road
College Station, TX		77842-9010
(Address of Principal		(Zip Code)
Executive Offices)

Registrant’s telephone number, including area code:  (979) 690-1711

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into Material Definitive Agreement.

Merger Agreement

On September 13, 2010, O.I. Corporation (“OI”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with ITT Corporation (“ITT”) and Oyster Acquisition Corp. (“Acquisition Sub”), a wholly-owned subsidiary of ITT.  Pursuant to the terms of the Merger Agreement, and subject to the conditions thereof, Acquisition Sub will merge with and into OI, and OI will become a wholly-owned subsidiary of ITT (the “Merger”).

As a result of the Merger, each outstanding share of OI’s common stock, other than shares of common stock held directly or indirectly by OI or ITT (which will be cancelled as a result of the Merger), and other than those shares with respect to which appraisal rights are perfected in accordance with the Oklahoma General Corporation Act in connection with the Merger, will be converted into the right to receive $12.00 in cash, without interest.

In addition, OI is entitled to pay a dividend (the “Closing Dividend”) of up to $0.50 per share of its common stock outstanding immediately prior to the closing of the Merger, if, following the payment of such dividend, OI has a Net Cash Amount (as defined in the Merger Agreement) of not less than $4,145,000.  As of August 31, 2010, OI’s Net Cash Amount was approximately $5.9 million.

The completion of the Merger is subject to various closing conditions, including, among others, (1) the adoption of the Merger Agreement by OI’s shareholders, (2) the absence of an injunction or other governmental action that would prevent the closing, (3) the performance in all material respects of OI’s obligations in the Merger Agreement, (4) subject to certain materiality exceptions, the accuracy of OI’s representations or warranties in the Merger Agreement, (5) the absence of any Material Adverse Effect on OI, (6) the absence of any action initiated by a party relating to the Merger that would have a Material Adverse Effect on OI or ITT, and (7) that OI has a Net Cash Amount of not less than $4,145,000.

The Merger Agreement contains customary representations and warranties of the parties. In addition, OI has agreed to various covenants and agreements in the Merger Agreement, including, among other things (1) to conduct its business in the ordinary course of business consistent with past practice during the period between the execution of the Merger Agreement and the closing of the Merger and (2) not to solicit alternate transaction proposals, subject to customary exceptions for OI to respond to unsolicited proposals in the exercise of the fiduciary duties of OI’s Board of Directors.

The Merger Agreement contains certain termination rights for both OI and ITT, and further provides that upon termination of the Merger Agreement under certain circumstances OI would be required to pay ITT’s fees and expenses in connection with the Merger in an amount not to exceed $285,000 as well as a termination fee of $1 million.

Outstanding stock awards under OI’s equity incentive plans, whether vested or unvested, will be cancelled in the Merger, and the holders of such options will be entitled to receive a cash payment from ITT in an amount equal to the number of shares subject to such options multiplied by an amount equal to $12.00 per share, plus the per share amount of the Closing Dividend, if any (together, the “Option Merger Consideration”), less the applicable exercise price.  Options with exercise prices greater than or equal to the Option Merger Consideration will be cancelled without any payment being made in respect thereof.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about OI. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential letter provided by OI to ITT in connection with the signing of the Merger Agreement. This letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between OI, ITT and the Acquisition Sub, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about OI, ITT or the Acquisition Sub.

Shareholder Agreements

In connection with the execution of the Merger Agreement, certain of OI’s directors, as well as its two largest shareholders, Farnam Street Partners LP and Mustang Capital Management, LLC, collectively holding outstanding shares representing approximately 27% of OI’s common stock issued and outstanding on September 10, 2010, have entered into Shareholder Agreements with ITT, a form of which is attached hereto as Exhibit 99.1, pursuant to which they have agreed to vote all of their respective shares of OI’s common stock in favor of the Merger and against any proposal in opposition to or in competition with the Merger.

The foregoing description of the Shareholder Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Shareholder Agreement, a copy of which is filed as Exhibit 99.1 hereto and the terms of which are incorporated herein by reference.

Important Additional Information Will be Filed with the SEC

OI intends to file with the Securities and Exchange Commission (“SEC”) preliminary and definitive proxy statements and other relevant materials in connection with the proposed transaction. The proxy statement will be mailed to the shareholders of OI. Before making any voting or investment decision with respect to the proposed transaction, investors and shareholders of OI are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the proposed transaction, OI and ITT. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by OI at its corporate web site at www.oico.com/oicorp in the Investor Relations section, or by contacting Investor Relations at O.I. Corporation, 151 Graham Road, P.O. Box 9010, College Station, TX 77842-9010.

OI and its officers and directors may be deemed to be participants in the solicitation of proxies from OI’s shareholders with respect to the proposed transaction. A description of any interests that these officers and directors have in the proposed transaction will be available in the proxy statement. In addition, ITT may be deemed to have participated in the solicitation of proxies from OI’s shareholders in favor of the approval of the proposed transaction. Information concerning ITT’s directors and executive officers is set forth in ITT’s proxy statement for its 2010 annual meeting of shareholders, which was filed with the SEC on March 29, 2010 and Annual Report on Form 10-K for the year ended December 31, 2009. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to ITTs’ Investor Information page on its corporate web site at www.itt.com.

Item 8.01.	Other Events.

On September 14, 2010, OI issued a press release announcing the execution of the Merger Agreement, a copy of which is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated September 13, 2010, by and among O.I. Corporation, ITT Corporation and Oyster Acquisition Corp. (1)
99.1	Form of Shareholder Agreement, dated as of September 13, 2010
99.2	Press release entitled “ITT to enhance its global analytical instrumentation business with acquisition of O.I. Analytical,” issued September 14, 2010

(1)  The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K.  O.I. Corporation will furnish copies of any of such schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O.I. CORPORATION

By:	/s/ Bruce Lancaster
Bruce Lancaster
Chief Executive Officer and Chief Financial Officer

Date:  September 14, 2010

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated September 13, 2010, by and among O.I. Corporation, ITT Corporation and Oyster Acquisition Corp.(1)
99.1	Form of Shareholder Agreement, dated as of September 13, 2010
99.2	Press release entitled “ITT to enhance its global analytical instrumentation business with acquisition of O.I. Analytical,” issued September 14, 2010

(1)  The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K.  O.I. Corporation will furnish copies of any of such schedules to the SEC upon request.